Exhibit 10.2

Transocean Ltd. 2015 Long-Term Incentive Plan

(As Amended and Restated Effective May 8, 2020)

Appendix A to Award Letter

Terms and Conditions of Awards

May 8, 2020

To the extent you are granted an award of (1) Performance Units, (2) Restricted Share Units and (3) a Performance Cash Award (the award of the Performance Units, Restricted Share Units and Performance Cash Award together, the “Awards”) under the Transocean Ltd. 2015 Long-Term Incentive Plan, as amended and restated effective May 8, 2020 (the “Plan”) effective as of the date indicated above (the “Grant Date”), the number of shares and target Performance Cash Award subject to such grant is set forth in an award letter to you (the “Award Letter”).  Any such Award is subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan, any rules and regulations adopted by the Committee, and the additional terms and conditions set forth in this Appendix A which forms а part of your Award Letter.  Any terms used in the Award Letter or this Appendix A and not defined herein have the meanings set forth in the Plan.  The terms and provisions of your Award are governed by the terms of the Plan as effective May 8, 2020, and amended from time to time thereafter.  In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

Section I.	PERFORMANCE UNITS
1.	Determination of Earned Performance Units
(a)Total Target Performance Unit Grant

For purposes of the Award Letter (including this Appendix A), the term “Total Target Performance Units” shall mean the total number of target Shares (or other consideration) that may be issued to you in respect of the achievement of certain performance standards as described herein, subject to the terms and conditions hereof.

(b)Earned Performance Units

The exact number of Performance Units that will actually be earned by and issued to you and subject to the vesting described in Section I.2 (the “Earned Performance Units”) will be based upon the achievement by the Company of performance standards, as described in this Section I.1(b).

After the conclusion of the period beginning April 1, 2020 and ending December 31, 2022 (the “PSU Performance Cycle”), the Committee will make a determination as to the number of Earned Performance Units based on the Company’s performance on total shareholder return (“TSR”) compared against a peer group over the PSU Performance Cycle.  The determination by the Committee with respect to the achievement of TSR will be made in the first sixty days of 2023 after all necessary Company and peer information is available.  The specific date on which such determination is formally made and approved by the Committee is referred to as the “PSU Determination Date”.

Appendix A

After the PSU Determination Date, the Company will notify you of the number of Earned Performance Units, if any.

More detailed definitions for TSR and the methodology for determining the Earned Performance Units are incorporated herein as Exhibit A.

(c)Committee Determinations

The Committee shall have absolute discretion to determine the number of Earned Performance Units to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter.  The Committee’s determination shall be final, conclusive and binding upon you.  You shall not have any right or claim with respect to any units other than Earned Performance Units to which you become entitled in accordance with this Appendix A.

2.	Vesting
(a)Unless vested on an earlier date as provided in this Appendix A, the Earned Performance Units will be vested on December 31, 2022, subject to your continued employment through that date.
(b)In certain circumstances more particularly described in Sections I.5 and I.6 below, your Earned Performance Units may vest before the date set forth in Section I.2(a).  In addition, the Committee may accelerate the vesting of all or a portion of your Earned Performance Units at any time in its discretion.
(c)You do not need to pay any purchase price for the Earned Performance Units unless otherwise required in accordance with applicable law.
3.	Restrictions

Until and unless you vest in your Earned Performance Units and receive a distribution of Shares, you do not own any of the Shares potentially subject to this performance award and may not attempt to sell, transfer, assign or pledge any such Shares.  After the PSU Performance Cycle has ended and all Earned Performance Units are determined, the net Shares (total Shares distributable in respect of vested Earned Performance Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4) will be delivered on March 15, 2023 in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) with the broker retained by the Company for such purpose (the “Broker”).  Any Shares distributed to you in respect of vested Earned Performance Units will be registered in your name and will not be subject to any restrictions.

4.	Dividend Equivalents, Dividends and Voting
(a)Vested Earned Performance Units.  In the event that dividends are paid with respect to Shares such that the applicable record date for such dividends

Appendix A-2-

occurs during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Earned Performance Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of each such dividend payment date multiplied by the number of vested Earned Performance Units (the “Earned Dividend Equivalent”).  You will have no right to receive any payment of dividend equivalents with respect to Performance Units that do not become vested Earned Performance Units.  All Earned Dividend Equivalents (if any) will be paid in cash on the date of the regularly scheduled payroll next following the date of distribution of Shares with respect to your vested Earned Performance Units, or as soon as administratively practicable following such date and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such vested Earned Performance Units or, if applicable, the adjustment to be applied pursuant to Section 15 of the Plan.
(b)Voting Shares.  You will have the right to vote your Shares that have been distributed in respect of any vested Earned Performance Units. There are no voting rights associated with Performance Units (including Earned Performance Units).
(c)No Other Rights.  You shall have no other dividend equivalent, dividend or voting rights with respect to any Performance Unit.
5.	Termination of Employment
(a)Termination prior to the end of the PSU Performance Cycle

The terms set out in subsections (i)–(iii) below of this Section I.5(a) shall apply to the vesting and settlement of Earned Performance Units in the event of your termination of employment prior to the last day of the PSU Performance Cycle.

(i)Death or Disability.  If your employment is terminated by reason of death or Disability, you will be entitled to earn a Pro-Rata Earned Award.  Distribution under Section I.3 in satisfaction of all such Earned Performance Units shall be made on March 15, 2023.
(ii)Involuntary Termination or Retirement.  If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree, you will be entitled to earn a Pro Rata Earned Award.  Distribution under Section I.3 in satisfaction of all such Earned Performance Units shall be made on March 15, 2023.
(iii)Other Termination of Employment.  If your employment is terminated prior to the end of the PSU Performance Cycle for any reason other than those set forth in Section I.5(a)(i), I.5(a)(ii) and I.6(b), you will not be entitled to any Earned Performance Units.

Appendix A-3-

(b)Adjustments by the Committee

The Committee may, in its sole discretion, accelerate the vesting of your right to receive all or any portion of any Earned Performance Units, distributed on the distribution date under Section I.3.

(c)Forfeiture of Performance Units

In addition to forfeitures of Performance Units pursuant to Section I.5(a) above, if you violate or fail to comply with any of the covenants or obligations applicable to you under the Executive Severance Benefit Policy, you shall immediately forfeit any Performance Units, whether or not earned.

6.	Change of Control
(a)Change of Control

Upon the occurrence of a Change of Control, if you are employed by the Company on the date of such Change of Control and the PSU Determination Date has not occurred, the number of Earned Performance Units to which you are entitled shall be equal to the Total Target Performance Units, subject to the vesting provisions described in the Award Letter and Section I.2, I.5, and I.6(b).

The Shares (or other consideration) shall be issued in satisfaction of the Earned Performance Units on the distribution date under Section I.3.

(b)Change of Control Termination

Notwithstanding the provisions of the Award Letter or Sections I.2, I.5 or I.6(a), all of your Earned Performance Units (as described in Section I.6(a)) will vest immediately upon a Change of Control Termination and the Shares (or other consideration) shall be issued in satisfaction of the Earned Performance Units thirty days after the date of such Change of Control Termination.

Section II.	RESTRICTED SHARE UNITS
1.	Vesting and Restricted Share Units
(a)Unless vested on an earlier date as provided in this Appendix A, the Restricted Share Units granted pursuant to your Award Letter will fully vest in installments in accordance with the following vesting schedule (each date below, an “RSU Vesting Date”) provided that you remain continuously employed through the applicable RSU Vesting Date:
RSU Vesting Date	Portion of Restricted Share Units Vesting
May 8, 2021 March 1, 2022 March 1, 2023	1/3 1/3 1/3

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To the extent that the vesting schedule above would result in vesting of a fractional Restricted Share Unit, such fractional Restricted Share Unit shall be rounded to a whole number as determined by the Committee.

(b)In certain circumstances described in Section II.4 below, your Restricted Share Units may fully vest before the final scheduled RSU Vesting Date.  In addition, the Committee may accelerate the vesting of all or a portion of your Restricted Share Units at any time in its discretion, subject to the provisions of Section II.4(d).  The date of any accelerated vesting under Section II.4 below will be a RSU Vesting Date for purposes of this Appendix A.
(c)You do not need to pay any purchase price for the Restricted Share Units unless otherwise required in accordance with applicable law.
2.	Restrictions on the Restricted Share Units

Until and unless you vest in your Restricted Share Units and receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them.  Until the date on which you receive a distribution of the Shares in respect of any vested Restricted Share Units awarded hereunder, your award of Restricted Share Units will be evidenced by credit to a book entry account.

When Restricted Share Units vest and become payable, the net Shares (total Shares distributable in respect of vested Restricted Share Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4), will be delivered to you within sixty days after the RSU Vesting Date in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) with the Broker.  Any Shares distributed to you in respect of vested Restricted Share Units will be registered in your name and will not be subject to any restrictions.  There will be some delay between the RSU Vesting Date and the date your Shares become available to you due to administrative reasons.

3.	Dividend Equivalents and Voting
(a)Dividend Equivalents

In the event that dividends are paid with respect to Shares such that the applicable record date occurs during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Restricted Share Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of vested Restricted Share Units (the “Dividend Equivalent”).  Dividend Equivalents (if any) payable with respect to your vested Restricted Share Units will be paid in cash on the date of the regularly scheduled payroll next following the applicable Vesting Date, or as soon as administratively practicable following such date, and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the

Appendix A-5-

Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Restricted Share Units or, if applicable, the adjustment to be applied pursuant to Section 15 of the Plan.

(b)Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any vested Restricted Share Units.  There are no voting rights associated with Restricted Share Units.

(c)No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Restricted Share Unit.

4.	Termination of Employment

The following rules apply to the vesting of your Restricted Share Units in the event of your termination of employment.

(a)Death or Disability.  If your employment is terminated by reason of death or Disability, all of your Restricted Share Units will vest on your date of termination.  If you are Retirement Eligible and you experience a Disability that satisfies the requirements of U.S. Treasury Regulation Section 1.409A-3(i)(4) prior to the termination of your employment, all of your Restricted Share Units will vest on the date of such Disability.
(b)Involuntary Termination or Retirement.  If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree, a pro rata portion of your Restricted Share Units will vest on your date of termination; such pro rata portion shall be determined by multiplying the number of Restricted Share Units granted to you and remaining outstanding and unvested at the time your employment is terminated by a fraction, the numerator of which is the number of calendar days you were employed between the Grant Date and your date of termination and the denominator of which is the number of calendar days between the Grant Date and the final scheduled RSU Vesting Date.
(c)Other Termination of Employment.  If your employment terminates for any reason other than those set forth in Sections II.4(a), II.4(b) and II.5, any of your Restricted Share Units which have not vested prior to your termination of employment will be forfeited.
(d)Adjustments by the Committee.  The Committee may, in its sole discretion, accelerate the vesting of all or any portion of your Restricted Share Units; provided, however, that no acceleration of delivery of Shares shall be made in a manner that is not in compliance with, or exempt from, any applicable requirements of Code Section 409A.

Appendix A-6-

5.	Change of Control.

Notwithstanding the provisions of the Award Letter or Sections II.1 or II.4, all of your Restricted Share Units will vest immediately upon a Change of Control Termination.

Section III.	Performance Cash Award
1.	Determination of Earned Performance Cash
(a)Total Target Performance Cash

For purposes of the Award Letter (including this Appendix A), the term “Total Target Performance Cash” shall mean the total amount of cash that may be paid to you in respect of the achievement of certain performance standards as described herein, subject to the terms and conditions hereof.

(b)Earned Performance Cash Award

The exact amount of Performance Cash that will actually be earned by and payable to you and subject to the vesting described in Section III.2 (the “Earned Performance Cash”) will be based upon the achievement by the Company of performance standards, as described in this Section III.1(b).

After the conclusion of the period beginning July 1, 2020 and ending December 31, 2021 (the “PCA Performance Cycle”), the Committee will make a determination as to the amount of Earned Performance Cash based on the Company’s performance on relative EBITDA Margin (“Relative EM”) compared against a peer group over the PCA Performance Cycle.  The determination by the Committee with respect to the achievement of Relative EM will be made in the first sixty days of 2022 after all necessary Company and peer information is available.  The specific date on which such determination is formally made and approved by the Committee is referred to as the “PCA Determination Date”.  After the PCA Determination Date, the Company will notify you of the amount of the Earned Performance Cash, if any.  Payment of the Earned Performance Cash, if any, will occur on March 15, 2022, subject to applicable tax withholding.

More detailed definitions for Relative EM and the methodology for determining the Earned Performance Cash are incorporated herein as Exhibit B.

(c)Committee Determinations

The Committee shall have absolute discretion to determine the amount of Earned Performance Cash to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter.  The Committee’s determination shall be final, conclusive and binding upon you.  You shall not have any right or claim with respect to any payment with respect to the Performance Cash Award except in accordance with this Appendix A.

Appendix A-7-

2.	Vesting
(a)Unless vested on an earlier date as provided in this Appendix A, the Earned Performance Cash will be vested on December 31, 2021, subject to your continued employment through that date.
(b)In certain circumstances more particularly described in Sections III.3 and III.4 below, your Earned Performance Cash may vest before the date set forth in Section III.2(a).  In addition, the Committee may accelerate the vesting of all or a portion of your Earned Performance Cash at any time in its discretion.
3.	Termination of Employment
(a)Termination prior to the end of the PCA Performance Cycle

The terms set out in subsections (i)–(iii) below of this Section III.3(a) shall apply to the payment of Earned Performance Cash in the event of your termination of employment prior to the last day of the PCA Performance Cycle.

(i)Death or Disability.  If your employment is terminated by reason of death or Disability, you will be entitled to earn a Pro-Rata Earned Award.  Payment in satisfaction of such Pro-Rata Earned Award shall be made on March 15, 2022.
(ii)Involuntary Termination or Retirement.  If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree, you will be entitled to earn a Pro Rata Earned Award.  Payment in satisfaction of such Pro-Rata Earned Award shall be made on March 15, 2022.
(iii)Other Termination of Employment.  If your employment is terminated prior to the end of the PCA Performance Cycle for any reason other than those set forth in Section III.3(a)(i), III.3(a)(ii) and III.4(b), you will not be entitled to payment of any Earned Performance Cash.
(b)Adjustments by the Committee

The Committee may, in its sole discretion, accelerate the vesting of your right to receive all or any portion of any Earned Performance Cash.

(c)Forfeiture of Performance Cash Award

In addition to forfeitures of the Performance Cash Award pursuant to Section III.3(a) above, if you violate or fail to comply with any of the covenants or obligations applicable to you under the Executive Severance Benefit Policy, you shall immediately forfeit the Performance Cash Award, whether or not earned.

Appendix A-8-

4.	Change of Control
(a)Change of Control

Upon the occurrence of a Change of Control, if you are employed by the Company on the date of such Change of Control and the PCA Determination Date has not occurred, the amount of Earned Performance Cash to which you are entitled shall be equal to the Total Target Performance Cash, subject to the vesting provisions described in the Award Letter and Section III.2, III.3, and III.4(b).

The payment in satisfaction of the Earned Performance Cash shall occur on March 15, 2022.

(b)Change of Control Termination

Notwithstanding the provisions of the Award Letter or Sections III.2, III.3 or III.4(a), all of your Earned Performance Cash (as described in Section III.4(a)) will vest immediately upon a Change of Control Termination and payment in satisfaction of the Earned Performance Cash shall be made thirty days after the date of such Change of Control Termination.

Section IV.	Miscellaneous

The terms and provisions of this Section IV apply to all Awards.

1.	Definitions
(a)“Cause” means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, (3) your willful, material breach of any written policy of the Company or any written agreement between you and the Company or any of its Subsidiaries, including, but not limited to, the Company’s Code of Integrity, human resource or legal compliance and ethics policies or any employment agreement, (4) your indictment of a felony or a misdemeanor involving fraud, dishonesty or moral turpitude, or (5) such other events, acts or omissions as shall be determined in good faith.  For purposes of clauses (1), (2) and (3) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.
(b)“Change of Control Termination” means and occurs on the date of your termination of employment by the Company or any Subsidiary for any reason other than Cause within two years after the date of a Change of Control.
(c)“Disability” means (1) you qualify for disability benefits under a long term disability plan sponsored by the Company or (2) if you are not covered by any

Appendix A-9-

such long term disability plan, the Chief Executive Officer of the Company, or in the case of the termination of employment of the Chief Executive Officer of the Company, the Committee, has determined that you are disabled.
(d)“Good Reason” means (1) the diminution of your duties or responsibilities, or a demotion of your position, to such an extent or in such a manner as to relegate you to a position not substantially similar to that which you held prior to such change or (2) a material reduction in your base salary or annual incentive plan opportunities other than in connection with such reductions that are applicable to the Company’s executives as a group.  You shall not be considered to have terminated for Good Reason unless you notify the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and you terminate your employment no later than 90 days after the date the event giving rise to Good Reason occurred.
(e)“Involuntary Termination” means the termination of your employment (i) by the Company without Cause or (ii) by you for Good Reason.
(f)With respect to an award of Performance Units or a Performance Cash Award, “Pro-Rata Earned Award” is determined by multiplying the number of Earned Performance Units or Earned Performance Cash, respectively, which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the applicable PSU or PCA Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the applicable PSU or PCA Performance Cycle after the Grant Date.
(g)You are a “Retiree” if your separation from service occurs for any reason other than Cause, Involuntary Termination, Change in Control Termination, death or Disability after (a) attainment of age 62 and (b) completion of at least five years of service with the Company or its Subsidiaries.
(h)With respect to an award of Restricted Share Units, “Retirement Eligible” means, and will apply if, your final RSU Vesting Date is scheduled to occur after the calendar year in which you will complete at least five years of service with the Company or its Subsidiaries and will attain at least age 62.
2.	Award Determinations

The Chief Executive Officer of the Company, or in the case of the termination of employment of the Chief Executive Officer of the Company, the Committee, shall have absolute discretion to determine the date and circumstances of termination of your employment or separation from service, including without limitation whether as a result of Disability, Involuntary Termination, Cause, Good Reason or any other reason and whether you are a Retiree, and such determination shall be final, conclusive and binding upon you.

Appendix A-10-

3.	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix A) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a “parachute payment”, as such term is defined in Code Section 280G(b)(2), the aggregate of the amounts constituting the parachute payment shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made.  “Net after-tax benefit” for these purposes shall mean the sum of (w) the total amount payable under this Award, plus (x) all other payments and benefits which you receive or are then entitled to receive from the Company or an Affiliate that, alone or in combination with the amounts payable under the Award, would constitute a “parachute payment” within the meaning of Code Section 280G, less (y) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (z) the amount of excise taxes imposed with respect to the payments and benefits described in (w) and (x) above by Code Section 4999.  Such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the Awards or vesting of the Awards in order that this limitation not be exceeded; provided, however, that this Section IV.3 shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

4.	Tax Consequences and Withholding
(a)You should consult the Plan Prospectus for a general summary of the Swiss federal income tax consequences to you and, if applicable, the U.S. tax consequences to you, upon the grant, vesting or distribution to you of the Awards based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from the U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.
(b)With respect to Awards of Performance Units under Section I and Restricted Share Units under Section II, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Earned Performance Units or Restricted Share Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law.  Further, any dividend equivalents paid to

Appendix A-11-

you in respect of Earned Performance Units or Restricted Share Units pursuant to Section I.4 or II.3, respectively, will be subject to tax withholding, as appropriate, as additional compensation.
(c)You may not elect to have the Broker withhold Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
(d)In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company.  Without limiting the generality of the foregoing, the Company expressly has the right to collect or cause to be collected, pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time (irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award) proceeds of the sale of Shares acquired upon vesting of the applicable award through a sale arranged by the Company or Broker on your behalf pursuant to this authorization without further consent.  Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.
5.	Restrictions on Resale

Other than the restrictions referenced in Sections I.3 and II.2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan.  However, under the provisions of the Securities Act and the rules and regulations of the SEC, resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions against resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

6.	Beneficiary

You may designate a beneficiary to receive any portion of your Performance Units and Restricted Share Units that become due to you after your death, and you may change

Appendix A-12-

your beneficiary from time to time.  Beneficiary designations should be filed with the Broker with respect to Performance Units and Restricted Share Units.   The beneficiary in the event of your death for Performance Cash Awards, and the beneficiary if you fail to file a designation with the Broker for the Performance Units and the Restricted Share Units, will be (1) the beneficiary you designated under any group life insurance plan maintained by the Company or its Subsidiaries that provides the largest death benefit, which will constitute the designated beneficiary for purposes of this Section IV.6, or, if none, (2) the executor or administrator of your estate.

7.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, exercise or distribution of Shares with respect to Awards will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

8.	Code Section 409A Compliance
(a)The award of Performance Units under Section I and the Performance Cash Award under Section III is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be consistent therewith.  No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.
(b)The award of Restricted Share Units under Section II is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be interpreted consistent therewith.  Specifically, (1) if you are not Retirement Eligible, the time of payment specified in Sections II.2 and II.4 is exempt from Code Section 409A as a short term deferral in compliance with U.S. Treasury Regulation Section 1.409A-1(b)(4), and (2) if you are Retirement Eligible the time of payment specified with respect to Section II.4(b) is compliant with U.S. Treasury Regulation Section 1.409A-3(a)(1) and is compliant with Code Section 409A as being paid pursuant to a permissible payment date of separation from service under U.S. Treasury Regulation Section 1.409A-1(h) and the time of payment specified in Section II.4(a) with respect to Disability is compliant with U.S. Treasury Regulation Section 1.409A-3(a)(2) and is compliant with Code Section 409A as being paid pursuant to the permissible payment event of disability under U.S. Treasury Regulation Section 1.409A-3(i)(4).  If you are Retirement Eligible, you will not be considered to have a termination from employment unless such termination meets the requirements for a “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), if applicable.  If you are a “specified employee” on the date of your “separation from service” within the meaning of Code Section 409A, the time of payment otherwise specified in the Award Letter or this Appendix A will be deferred to the extent required by Code Section 409A.  No action taken to comply with Code Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

Appendix A-13-

Exhibit “A” to Performance Unit Award

A.Committee Methodology

The Committee will make a determination on the Determination Date with respect to the achievement of TSR (as defined under Section B below) by the Company and the members of its peer group (as described under Section B below) and the number of Earned Performance Units to which you are entitled.

The maximum number of Earned Performance Units that you may receive is 200% of the Total Target Performance Units described in your Award Letter. If any calculation with respect to the Earned Performance Units would result in a fractional share, the numbers of Earned Performance Units shall be rounded down to the nearest whole share.

The Company is ranked, along with the other companies in its peer group from best to worst based on TSR.

If, during the PSU Performance Cycle, any peer group company files for or is the subject of any bankruptcy, insolvency or liquidation proceeding, or if any other corporate financial restructuring event, condition or circumstance exists that, in the determination of the Committee, causes such peer performance to no longer be appropriate for a TSR comparison, such peer group company will remain in the peer group positioned below the lowest performing member of the peer group in chronological order by the date of such bankruptcy, insolvency, liquidation or other event, condition or circumstance.  In the event that a peer company is subject to a transaction in which more than 50% of the value of the company’s outstanding shares immediately prior to the transaction are acquired by another person or entity, or the peer company ceases to publicly file its financial statements, or in any similar event, the peer company shall move to the position below the lowest performing member of the peer group as of the relevant date.

The Company’s percentile ranking in its peer group shall determine the number of Earned Performance Units that you will receive based on the following schedule:

Ten Plus Member Peer Group Schedule
Transocean Percentile	Percentage of Total Target Performance Units
90th Percentile or Greater	200%
50th Percentile	100%
25th Percentile	50%
Less than 25th Percentile	0%

For any achievement of a percentile ranking between the percentiles set forth in the schedule above, the number of Earned Performance Units will be determined by linear interpolation between the percentages assigned in the schedule above.

In no event shall  you receive Earned Performance Units in excess of 100% of the Total Target Performance Units described in your Award Letter if the Company’s absolute TSR is less than -15%.

B.Definition of Total Shareholder Return

Total Shareholder Return (“TSR”) through the PSU Performance Cycle is based on the comparison of the average closing share price for the thirty (30) business days prior to start of the PSU Performance Cycle and the average closing share price for the last thirty (30) business days in the PSU Performance

Appendix A-14-

Cycle, adjusted for dividends.  The same calculation is conducted for the Company and each of the companies in the peer group.

C.Peer Group

The peer group shall consist of:

Aker Solutions	Oil States International, Inc.
Dril-Quip, Inc.	Pacific Drilling SA
Forum Energy Technologies, Inc.	Saipem S.p.A.
Maersk Drilling A/S	Seadrill Ltd
National Oilwell Varco, Inc.	Subsea 7 S.A.
Noble Corporation plc	TechnipFMC plc
Oceaneering International, Inc.	Valaris plc

NOTE:  The Committee has the sole authority to interpret the terms of this Exhibit A, including the formula for TSR.  The Committee’s determination of all matters in connection with the award will be final and binding.

Appendix A-15-

Exhibit “B” to Performance Cash Award

A.Committee Methodology

The Committee will make a determination on the PCA Determination Date with respect to the achievement of Relative EM (as defined under Section B below) by the Company and the members of its peer group (as described under Section B below) and the amount of Earned Cash Award to which you are entitled.

The maximum amount of Earned Cash Award that you may receive is 150% of the Total Target Performance Cash Award described in your Award Letter.

The Company is ranked, along with the other companies in its peer group from best to worst based on EM. The Company’s ordinal ranking in its peer group shall determine the amount of Earned Cash Award that you will receive based on the applicable peer group schedule below.

Five Member Peer Group Schedule
Company Ranking	Percentage of Total Target Cash Award
1	150%
2	125%
3	100%
4	75%
5	50%
6	0%

If, during the PCA Performance Cycle, any peer group company files for or is the subject of any bankruptcy, insolvency or liquidation proceeding, or if any other corporate financial restructuring event, condition or circumstance exists that, in the determination of the Committee, causes such peer performance to no longer be appropriate, such peer group company will remain in the peer group positioned below the lowest performing member of the peer group in chronological order by the date of such bankruptcy, insolvency, liquidation or other event, condition or circumstance.  In the event that a peer company is subject to a transaction in which more than 50% of the value of the company’s outstanding shares immediately prior to the transaction are acquired by another person or entity, or the peer company ceases to publicly file its financial statements, or in any similar event, the peer company shall move to the position below the lowest performing member of the peer group as of the relevant date.

B.Definition of EBITDA Margin

Relative EBITDA Margin through the PCA Performance Cycle is based on the comparison of the EBITDA Margin for the six months prior to July 1, 2020 and the EBITDA Margin for the six months ending December 31, 2021 (“Relative EM”).  The same calculation is conducted for the Company and each of the companies in the peer group. EBITDA Margin (“EM”) shall mean:

Earnings

Plus: interest expense, net of interest income

Income tax expense

Depreciation and amortization expense

Less (plus):Amortization of intangible increases (reductions)

to revenues or income

Appendix A-16-

As stated on the company’s consolidated statement of operations, as further adjusted:

+one-time restructuring costs

+acquisition costs

+losses on impairment

+(-)losses (gains) on the sale of drilling rigs

+(-)losses (gains) on the retirement of debt

+(-)	other one-time losses (gains), as reflected under the Transocean’s policies for similar non-GAAP measures

And divided by revenues, increased by (reduced by) any amortization of intangible revenue reduction (increases).

C.Peer Group

The peer group shall consist of:

Maersk Drilling A/S
Pacific Drilling SA
Seadrill Ltd
Valaris plc
Noble Corporation plc

NOTE:  The Committee has the sole authority to interpret the terms of this Exhibit B, including the formula for Relative EM.  The Committee’s determination of all matters in connection with the award will be final and binding.

Appendix A-17-